AMENDED AND RESTATED PROMISSORY NOTE
                      (150 Almaden/185 Park)


$22,500,000                                      November __, 1994



      FOR VALUE RECEIVED, JMB/SAN JOSE ASSOCIATES, an Illinois general partnership (hereinafter referred to as "Maker"), promises to pay to the order of Connecticut General Life Insurance Company, a Connecticut corporation having its principal address at 900 Cottage Grove Road, Hartford, Connecticut 06152-2215 (the "Payee"), at such principal address or at such other place as the Holder hereof may designate in writing (the legal holder from time to time of this Note, including Payee as the initial holder, hereinafter referred to as "Holder"), the principal sum of Twenty-Two Million Five Hundred Thousand and No/100 Dollars ($22,500,000), or so much thereof as may be advanced to Maker by Holder (hereinafter referred to as "Principal Indebtedness"), together with interest thereon at an annual rate of eight and four-tenths percent (8.4%) (the "Interest Rate"), in accordance with the provisions hereinafter set forth.

      1. Terms of Payment. During the first three (3) Loan Years (as hereinafter defined) Maker shall pay to Holder on the first day of each calendar month commencing on the first calendar day of the second month following the date hereof (such payment dates being hereinafter referred to as "monthly payment dates" or singularly as a "monthly payment date") interest on the Principal Indebtedness from time to time outstanding, at the Interest Rate, for the immediately preceding calendar month. Interest shall be calculated and applied on the basis of a 360-day year consisting of twelve 30-day months, except that interest for any partial month shall be calculated and applied on the basis of a 365-day year and the actual number of days in such partial month during which the Principal Indebtedness is outstanding. Thereafter, on each monthly payment date, commencing on the first calendar day of the fourth Loan Year, through and including the Maturity Date (hereinafter defined), Maker shall pay to Holder the sum of $179,662.36, to be applied first to interest on the Principal Indebtedness from time to time outstanding at the Interest Rate and the balance to be applied in reduction of the Principal Indebtedness. The interest component of the monthly payments shall be calculated and applied on the basis of a 360-day year
consisting of twelve 30-day months. On November      , 2001 (the
"Maturity Date") Maker shall pay to Holder the entire Principal Indebtedness then remaining unpaid, together with accrued and unpaid interest thereon at the Interest Rate and any other charges due under this Note, the Deed of Trust (hereinafter defined), and any other documents evidencing or securing or pertaining to the advancement or disbursement of the Principal Indebtedness, including, without limitation, the Environmental Indemnification Agreement of even date herewith (the "Environmental Indemnity") from Maker, among others, to Payee (collectively, the "Loan Documents"). The period from and including the date hereof to the Maturity Date will be referred to hereinafter as the "Term".

            MAKER HEREBY ACKNOWLEDGES AND UNDERSTANDS THAT THE FOREGOING INSTALLMENTS WILL NOT BE SUFFICIENT TO REPAY THE PRINCIPAL AMOUNT OF THIS NOTE AS OF THE MATURITY DATE BECAUSE THE COMBINED PRINCIPAL AND INTEREST PAYMENTS HEREUNDER REFLECT FULL AMORTIZATION OVER A PERIOD OF TWENTY FIVE (25) YEARS AND THE TERM OVER WHICH SUCH COMBINED PRINCIPAL AND INTEREST PAYMENTS ARE DUE UNDER THIS NOTE IS APPROXIMATELY FOUR (4) YEARS AND, THEREFORE, A SIGNIFICANT PORTION OF THE PRINCIPAL BALANCE OF THIS NOTE SHALL BE UNPAID AND DUE AND PAYABLE ON THE MATURITY DATE.

      2. Prepayment. Except as specifically provided herein or in the Deed of Trust, no prepayment of the Principal Indebtedness shall be allowed during the first two (2) Loan Years (the "Closed Period"). "Loan Year" (or collectively, "Loan Years") shall mean each consecutive 12-month period measured from the first day of the first calendar month after the date hereof. Maker, whether or not a debtor in a proceeding under Title 11, United States Code, may prepay the Principal Indebtedness in full, but not in part, on any monthly payment date after the Closed Period, provided Maker gives Holder sixty (60) days prior written notice and pays, along with all accrued, unpaid interest and all other sums due under any of the Loan Documents, a prepayment fee as described below.

            After the Closed Period the prepayment fee shall be the greater of:

            (a)   one percent (1%) of the then-existing Principal
Indebtedness, or

            (b)   Yield Maintenance as defined below.

            The foregoing prepayment fee will be due when the loan is prepaid after the Closed Period and prior to the date which is ninety (90) days prior to the Maturity Date, whether such prepayment is voluntary or results from default, acceleration or any other cause. Accordingly, the Principal Indebtedness may be prepaid at par during the last ninety (90) days of the Term.

            Except as otherwise expressly provided herein or in any other Loan Document, in the event of a prepayment during the Closed Period resulting from a default, acceleration or any other reason, Maker shall pay to Holder a default prepayment fee calculated as follows:

            (c)   three percent (3%) of the then existing
Principal Indebtedness, plus

            (d)   Yield Maintenance as defined below:

            Yield Maintenance: Yield Maintenance is defined as the sum of the present values on the date of prepayment of each Monthly Interest Shortfall for the remaining Term of the loan, discounted at the monthly Treasury Yield.

            The "Monthly Interest Shortfall" for any monthly payment date is the product of (i) the positive difference, if any, of the Semi-Annual Equivalent Rate less the Treasury Yield, divided by 12, times (ii) the outstanding Principal Indebtedness, on the monthly payment date for which the calculation is made for each full and partial month remaining in the Term.

            The present value is then determined by discounting each Monthly Interest Shortfall at the Treasury Yield divided by twelve.

            The "Semi-Annual Equivalent Rate" for this loan is 8.548%.

            The "Treasury Yield" will be determined by reference to the Federal Reserve Statistical Release H.15 (519) of Selected Interest Rates (or any similar successor publication of the Federal Reserve) for the first week ending not less than two full weeks prior to the prepayment date. If the remaining Term is less than one year, the Treasury Yield will equal the yield for 1-Year Treasury Constant Maturities. If the remaining Term is equal to one of the maturities of the Treasury Constant Maturities (e.g., 1-year, 2-year, etc.), then the Treasury Yield will equal the yield for the Treasury Constant Maturity with a maturity equalling the remaining Term. If the remaining Term is longer than one year, but does not equal one of the maturities of the Treasury Constant Maturities, then the Treasury Yield will equal the yield for the Treasury Constant Maturity closest to, but not exceeding, the remaining Term.

            MAKER HEREBY EXPRESSLY (A) WAIVES ANY RIGHTS IT MAY HAVE UNDER CALIFORNIA CIVIL CODE SECTION 2954.10 TO PREPAY THIS NOTE, IN WHOLE OR IN PART, WITHOUT PENALTY, UPON ACCELERATION OF THE MATURITY DATE OF THIS NOTE AND (B) AGREES THAT IF A PREPAYMENT OF ANY OR ALL OF THIS NOTE IS MADE, UPON OR FOLLOWING ANY ACCELERATION OF THE MATURITY DATE OF THIS NOTE BY HOLDER ON ACCOUNT OF ANY DEFAULT BY MAKER, THEN MAKER SHALL BE OBLIGATED TO PAY CONCURRENTLY THEREWITH, AS A PREPAYMENT FEE, THE APPLICABLE SUM SPECIFIED IN THIS SECTION. BY INITIALLING THIS PROVISION IN THE SPACE PROVIDED BELOW, MAKER HEREBY DECLARES THAT PAYEE'S AGREEMENT TO MAKE THE LOAN EVIDENCED BY THIS NOTE AT THE INTEREST RATE AND FOR THE TERM SET FORTH IN THIS NOTE CONSTITUTES ADEQUATE CONSIDERATION, GIVEN INDIVIDUAL WEIGHT BY MAKER, FOR THIS WAIVER AND AGREEMENT.

                   Initials:  Maker __________.

            The aforesaid prepayment fees do not constitute a penalty, but rather represent the reasonable estimate, agreed to between Maker and Holder, of a fair compensation for the loss that may be sustained by Holder due to prepayment of the Loan prior to the Maturity Date. Any prepayment fee required pursuant to the preceding paragraphs shall be paid without prejudice to the right of Holder to collect any of the amounts owing under this Note or the Deed of Trust or otherwise to enforce any of its rights or remedies arising out of an Event of Default hereunder.

      3. Security. This Note is secured by, among other things, a Deed of Trust, Security Agreement with Assignment of Rents and Fixture Filing (hereinafter referred to as the "Deed of Trust") given by Maker to Payee, of even date herewith, constituting a first lien on Maker's fee interest in certain real estate located in the City of San Jose, County of Santa Clara, State of California, and a first priority security interest in Maker's personal property and an assignment of rents and leases, each with respect to said real estate, and such other security described in the Loan Documents (hereinafter referred to as the "Security").

      4. Location and Medium of Payments. The sums payable under this Note or under the Deed of Trust shall be paid to Holder at its principal address hereinabove set forth, or at such other place as Holder may from time to time hereafter designate to Maker in writing, in legal tender of the United States of America.

      5. Acceleration of Maturity. At the option of Holder, which may be exercised at any time after one or more of the following events (each being an "Event of Default") shall have occurred, the whole of the Principal Indebtedness, together with all accrued, unpaid interest, applicable prepayment fees, if any, and other charges due under any of the Loan Documents, shall immediately become due and payable ("Acceleration of Maturity"):
(a) if any payment of any installment of the Principal Indebtedness, interest and/or any other sum due hereunder is not received by Holder within five (5) business days following the date when such payment was due; or (b) if an Event of Default shall occur under the Deed of Trust or any other of the Loan Documents which is not cured within any applicable grace period afforded therein, if any.

      6. Late Charges; Interest Following Event of Default. If any principal, interest or escrow payment due under this Note, the Deed of Trust, or any other Loan Document, is not paid within five
(5) business days after the date when such payment is due, without regard to any cure or grace period, Maker shall pay and Holder shall be entitled to collect a late payment charge for each month or fraction thereof during which such payment is not made within five (5) business days after the date when such payment is due and for each month thereafter that such sum remains unpaid, equal to the lesser of four percent (4%) of such late payment or the maximum amount that the parties may contract for under applicable law, as the reasonable estimate by Holder and Maker of a fair average compensation for the loss that may be sustained by Holder due to the failure of Maker to make timely payments, and such amount shall be secured by the Deed of Trust and the other Loan Documents. Such late charge shall be paid without prejudice to the right of Holder to collect any other amounts provided to be paid or to declare an Event of Default under this Note or the Deed of Trust.

            In addition to any late payment charge which may be due under this Note, Maker shall pay interest on all sums due hereunder at a rate (the "Default Rate") equal to the lesser of
(i) the Interest Rate plus four percent (4%) per annum, or (ii) the maximum rate that the parties may contract for under applicable law, from and after the first to occur of the following events: if Holder elects to cause the Acceleration of Maturity; if an Event of Default occurs under Section 22(d) or 22(e) of the Deed of Trust (which is not cured within any applicable grace period afforded therein); or if all sums due hereunder are not paid on the Maturity Date.

      7.    Collection and Enforcement Costs.  Maker, within five
(5) business days of demand, shall pay Holder for all reasonable out of pocket costs and expenses, including without limitation attorneys' fees, paid or incurred by Holder in connection with the collection of any sum due hereunder, or in connection with enforcement of any of Holder's rights or Maker's obligations under this Note, the Deed of Trust, or any of the other Loan Documents.

      8. Continuing Liability. The obligation of Maker to pay the Principal Indebtedness, interest and all other sums due hereunder shall continue in full force and effect and in no way be impaired, until the actual payment thereof to Holder, and in case of a sale or transfer of all or any part of the Security, or in case of any further agreement given to secure the payment of this Note, or in case of any agreement or stipulation extending the time or modifying the terms of payment above recited, Maker shall nevertheless continue to be liable on this Note, as extended or modified by any such agreement or stipulation, unless released and discharged in writing by Holder.

      9. Joint and Several Liability. If more than one person, corporation, partnership or other entity shall have liability under this Note, then each person and entity shall be fully liable for all obligations of Maker hereunder, and such obligations shall be joint and several, all subject to the provisions of Paragraph 15 below.

      10. No Oral Changes; Waivers. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of a change is sought. The provisions of this Note shall extend and be applicable to all renewals, amendments, extensions, consolidations, and modifications of the other Loan Documents, and any and all references herein to the Loan Documents shall be deemed to include any such renewals, amendments, extensions, consolidations, or modifications thereof.

            Maker and any future indorsers, sureties, and guarantors hereof, jointly and severally, waive presentment for payment, demand, notice of nonpayment, notice of dishonor, protest of any dishonor, notice of protest, and protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default (except notice of default required hereby, if any), or enforcement of the payment of this Note, and they agree that the liability of each of them shall be unconditional without regard to the liability of any other party and shall not be in any manner affected by an indulgence, extension of time, renewal, waiver, or modification granted or consented to by the Holder; and Maker and all future indorsers, sureties and guarantors hereof consent to any and all extensions of time, renewals, waivers, or modifications that may be granted by the Holder hereof with respect to the payment or other provisions of this Note, and to the release of the collateral, or any part thereof, with or without substitution, and agree that additional makers, indorsers, guarantors, or sureties may become parties hereto without notice to them or affecting their liability hereunder.

            Holder shall not by any act of omission or commission be deemed to waive any of its rights or remedies hereunder unless such waiver be in writing and signed by Holder, and then only to the extent specifically set forth therein; a waiver on one event shall not be construed as continuing or as a bar to or waiver of such right or remedy on a subsequent event. The acceptance by Holder of payment hereunder that is less than payment in full of all amounts due at the time of such payment shall not without the express written consent of Holder: (i) constitute a waiver of the right to exercise any of Holder's remedies at that time or at any subsequent time, (ii) constitute an accord and satisfaction, or
(iii) nullify any prior exercise of any remedy.

            No failure to cause an acceleration of the Maturity Date hereof by reason of an Event of Default hereunder, acceptance of a past due installment, or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Holder thereafter to insist upon strict compliance with the terms of this Note, or
(ii) to prevent the exercise of such right of acceleration or any other right granted hereunder or by the laws of the State of California; and, to the maximum extent permitted by law, Maker hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

            To the maximum extent permitted by law, Maker hereby waives and renounces for itself, its heirs, successors and assigns, all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption and appraisement now provided, or which may hereafter be provided, by the Constitution and laws of the United States of America and of any state thereof, both as to itself and in and to all of its property, real and personal, against the enforcement and collection of the obligations evidenced by this Note.

      11. Bind and Inure. This Note shall bind and inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

      12. Applicable Law. The provisions of this Note shall be construed and enforceable in accordance with the laws of the State of California.

            If any provision of this Note or the application hereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, neither the remainder of this Note nor the application of such provision to any other person or circumstance shall be affected thereby, but rather the same shall be enforced to the greatest extent permitted by law.

      13. Usury. It is hereby expressly agreed that if from any circumstances whatsoever fulfillment of any provision of this Note, at the time performance of such provision shall be due, shall involve transcending the limit of validity presently prescribed by any applicable usury statute or any other law, with regard to obligations of like character and amount, then ipso facto the obligation to be fulfilled shall be reduced to the limit of such validity, so that in no event shall any exaction be possible under this Note that is in excess of the limit of such validity. In no event shall Maker be bound to pay for the use, forbearance or detention of the money loaned pursuant hereto, interest of more than the current legal limit; the right to demand any such excess being hereby expressly waived by Holder.

      14. Notice. Any notice, request, demand, statement or consent made hereunder shall be in writing signed by the party giving such notice, request, demand, statement or consent, and shall be delivered personally, or delivered to a reputable overnight delivery service providing a receipt, or deposited in the United States Mail, postage prepaid and registered or certified mail, return receipt requested, addressed as set forth below or to such other address within the continental United States of America as may have theretofore been designated in writing. The effective date of any notice given as aforesaid shall be the date of personal service, one (1) business day after delivery to such overnight delivery service, or three (3) business days after being deposited in the United States Mail, whichever is applicable. For purposes hereof, the addresses are as follows:

       If to Holder:  Connecticut General Life Insurance Company
                      c/o CIGNA Investments, Inc.
                      900 Cottage Grove Road
                      Hartford, Connecticut  06152-2215
                      Attn:  Investment Services, S-319

     With a copy to:  CIGNA Corporation
                      Investment Law Department
                      900 Cottage Grove Road
                      Hartford, Connecticut  06152-2215
                      Attn:  Real Estate Division, S-215A

        If to Maker:  JMB/San Jose Associates
                      c/o JMB Realty Corporation
                      900 N. Michigan Avenue
                      Chicago, Illinois 60611
                      Attn: Director of Finance

     With a copy to:  Pircher, Nichols & Meeks
                      1999 Avenue of the Stars
                      Los Angeles, CA 90067
                      Attn: Real Estate Notices (DSB)

      15.   Nonrecourse.    Notwithstanding any provision herein
or in any other Loan Document to the contrary, Maker's liability for repayment of the Principal Indebtedness, interest and all other sums due under this Note or any of the other Loan Documents or the performance of any obligation hereunder or under any other Loan Document shall be limited to the Security, except as provided in this Section 15. Accordingly, no judgment for the repayment of the Principal Indebtedness or the performance of any other obligation, or to collect any amount payable under any of the Loan Documents shall be enforced against Maker or any other party personally in any action to foreclose the Deed of Trust or to otherwise realize upon the Security or to collect any amount payable under any Loan Document. Nothing herein contained shall be construed as prohibiting Holder from exercising any and all remedies which the Loan Documents permit, including the right to bring actions or proceedings (including an action or suit for judicial foreclosure) against Maker and to enter a judgment against Maker, so long as the exercise of any remedy does not extend to obtaining a judgment in the nature of a deficiency judgment or to the execution against or recovery out of any property of Maker or any direct or indirect partner in Maker other than the Security and other security furnished under the Loan Documents on account of a judgment in the nature of a deficiency judgment. Notwithstanding the foregoing limitations, Maker and its general partners (but not any other sub-tier entities) shall be liable for the following acts or omissions, to the extent described:

            (a) (i) misapplying (i.e. using in a manner other than as permitted under the Loan Documents) any condemnation awards or insurance proceeds attributable to the Security, to the full extent of such awards or proceeds so misapplied; (ii) at the time of foreclosure or conveyance in lieu thereof, failing to turn over any unapplied security deposits attributable to the Security and required to be held by Maker under the terms of any and all leases, to the full extent of such failure; (iii) collecting any rents in advance in violation of any covenant contained in the Loan Documents, to the full extent of such rents so collected in advance; (iv) committing fraud, intentional misrepresentation or waste in connection with the operation of the Security or the making of the loan evidenced hereby, to the full extent of any remedies available at law or in equity; (v) failing to pay when due any debt service on any indebtedness related to the Security, operating and maintenance charges, insurance premiums, deposits into a reserve for replacements or any other sums due under the Loan Documents (the existence of which are known to Maker), but only to the extent that gross revenues from the Security during the six (6) months prior to a notice of acceleration to Maker through the date of foreclosure or conveyance in lieu thereof were otherwise sufficient to pay such expenses but were not so used; and

            (b) Under any separate guaranty, master lease or indemnity agreement from Maker or its general partners including, but not limited to, the Environmental Indemnity, provided that such agreement expressly states that recourse thereunder is an exception to the limitation on liability provided herein.

            Notwithstanding any provision hereof to the contrary, Holder shall be permitted to bring an action against Maker and its general partners personally but not against any sub-tier entities and to execute against and recover out of any property of Maker or its general partners (but not against or out of any property of any other sub-tier entities), for all sums due pursuant to the Loan Documents to the extent permitted by the terms of Section
726.5 of the California Code of Civil Procedure as it may be amended from time to time ("Section 726.5"), and to have the rights and remedies of an unsecured lender to the extent permitted thereunder. If Holder exercises the rights and remedies of an unsecured creditor in accordance with this grammatical paragraph, Maker and its general partners (but not any other sub-tier entities) promise to pay Holder, on demand by Holder, following such exercise, all amounts owed to Holder under the Loan Documents, and Maker and its general partners (but not any other sub-tier entity) agree that Maker and its general partners (but not any other sub-tier entities) will be personally liable for the payment of all such sums.

            Notwithstanding anything herein or in any other Loan Document to the contrary, no present or future constituent partner in or agent of the general partners of Maker or their respective successors or assigns, nor any shareholder, officer, director, employee, trustee, beneficiary or agent of any corporation or trust of agent of Maker or of any constituent partner in Maker shall be personally liable, directly or indirectly under or in connection with this Note or any other Loan Document, or any instrument or certificate securing or otherwise executed in connection with this Note, the Deed of Trust, or any other Loan Document or any amendments or modifications thereto made at any times heretofore or hereafter and Holder and Holder's successors and assigns hereby waive such personal liability. Accordingly, with respect to the foregoing exceptions to the non-recourse provisions contained in Section 15(a) and (b) of this Note, and the Environmental Indemnity, Holder's recourse shall be limited solely to the assets of Maker and its general partners (but of no other sub-tier entity).

            For the purposes of this Note, the Deed of Trust, each of the other Loan Documents and any such instruments and certificates and any amendments or modifications thereto, neither a negative capital account of any constituent partner in Maker nor any obligation to restore a negative capital account of Maker or of any constituent partner in Maker shall at any time be deemed to be the property or asset of Maker or any such other constituent partner and neither Holder nor its successors and assigns shall have the right to collect, enforce or proceed against or with respect to any such negative capital account or a partner's obligation to restore or contribute. As used in this paragraph, "constituent partner" means a partner in Maker or in a partnership that has a direct or indirect interest (through one or more partnerships) in Maker.

      16. Amendment and Restatement. This Amended and Restated Promissory Note amends, modifies and restates, in its entirety, that certain Promissory Note dated September 29, 1986 from Maker to Holder in the original principal amount of $25,000,000, as well as any and all amendments, restatements, modifications and allonges thereto (the "Original Note"). All references to this Note contained herein or in any of the other Loan Documents shall be deemed to mean the Original Note as restated hereby. Maker covenants and agrees that there are no defenses or off-sets with respect to this Note, the indebtedness evidenced in connection with same, or with respect to the enforcement or collection thereof. Maker further covenants and agrees that each and every provision of this Note is in full force and effect and is the lawful and binding obligation of Maker, enforceable in accordance with its terms. Maker and Payee do not intend that this Note be construed as a novation of the Original Note or any other Loan Document.

      17. Time of the Essence. Time is of the essence in this Note and the other Loan Documents.

      18. Attorneys' Fees. Any reference to "attorney fees", "attorney's fees", or "attorneys' fees" in this document means both the reasonable out of pocket fees, charges and costs incurred by Holder through its retention of outside legal counsel, paralegals and legal assistants and the reasonable allocable fees, costs and charges for services rendered by Holder's in-house counsel, paralegals and legal assistants. Any reference to "attorney fees", "attorney's fees", or "attorneys' fees" shall also include but not be limited to those reasonable out of pocket attorneys or legal fees, costs and charges incurred by Holder in the collection of any Principal Indebtedness, the enforcement of any obligations hereunder or under any other Loan Document, the protection of the Security, the foreclosure of the Deed of Trust, the sale of the Security by power of sale under the Loan Documents, the defense of actions arising hereunder or under any other Loan Document and the collection, protection or setoff of any claim the Holder may have in a proceeding under Title 11, United States Code. Attorneys' fees provided for hereunder shall accrue whether or not Holder has provided notice of an Event of Default or of an intention to exercise its remedies for such Event
of Default.   Furthermore, any reference contained in this Note or
in any other Loan Document to "out of pocket" costs, fees, charges or expenses shall include attorney's fees as described herein, including, without limitation, any reasonable allocable fees, costs, charges and expenses for services rendered by Holder's in-house counsel, paralegals and legal assistants.

      19. Waiver of Trial by Jury. Maker hereby waives its rights to a trial by jury as to any matter arising out of or concerning the subject matter of this Note.

            IN WITNESS WHEREOF, Maker has duly executed this Note as of the day and year first above written.

                    MAKER: JMB/SAN JOSE ASSOCIATES, an Illinois general partnership

MAKER TO                    By: JMB Income Properties, Ltd.-XI,
INITIAL PAGE 3                  an Illinois limited partnership,
                                General Partner

                                By: JMB Realty Corporation,
                                    a Delaware corporation,
                                    General Partner



                                    By:

                                    Name:

                                    Its:


                            By: JMB Income Properties, Ltd.-XII,
                                an Illinois limited partnership,
                                General Partner

                                By: JMB Realty Corporation,
                                    a Delaware corporation,
                                    General Partner



                                    By:

                                    Name:

                                    Its: